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Glu Mobile Inc.

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GLU MOBILE INC.
875 Howard Street, Suite 100
San Francisco, California 94103

SUPPLEMENT TO PROXY STATEMENT FOR

VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2021

This is a supplement to the definitive proxy statement dated March 25, 2021 (the “Proxy Statement”) of Glu Mobile Inc., a Delaware corporation (the “Company” or “Glu,” “we,” “us,” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the virtual special meeting of stockholders to be held exclusively online via live webcast on April 26, 2021 at 1:00 p.m., Pacific Time. There will not be a physical meeting location. The virtual special meeting can be accessed by visiting www.virtualshareholdermeeting.com/GLUU2021SM, where you will be able to listen to the meeting live, submit questions, and vote online. We encourage you to allow ample time for online check-in, which will open at 12:45 p.m., Pacific Time. Please note that you will not be able to attend the virtual special meeting in person. We have chosen to hold a virtual rather than an in-person meeting due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders and other stakeholders. Additionally, we believe that a virtual stockholder meeting provides greater access to those who may want to attend while improving meeting efficiency and reducing costs. We are holding the virtual special meeting to consider and vote upon the following proposals:

1.	To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of February 8, 2021, by and among Electronic Arts Inc. (“Electronic Arts”), a Delaware corporation, Giants Acquisition Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Electronic Arts, and Glu. Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Glu (the “Merger”), with Glu surviving the Merger as a wholly owned subsidiary of Electronic Arts;

2.	To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “compensation proposal”); and

3.	To approve the adjournment of the virtual special meeting to a later date or dates, if our board of directors (“Board”) determines that it is necessary or appropriate, and is permitted by the Merger Agreement, to (i) solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement, in each case, at the time of the then-scheduled virtual special meeting, (ii) give holders of our common stock, par value $0.0001 per share (the “Glu Common Stock”), additional time to evaluate any supplemental or amended disclosure or (iii) otherwise comply with applicable law (the “adjournment proposal”).

Our board previously established March 24, 2021 as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the virtual special meeting, including any adjournments or postponements of the virtual special meeting.

Our Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the compensation proposal and “FOR” the adjournment proposal.

No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 3 of the Proxy Statement.

Litigation Relating to the Merger

As described in the Proxy Statement, on March 12, 2021, a stockholder complaint was filed in the United States District Court, District of Delaware, against us and the individual members of our Board, captioned Stein v. Glu Mobile Inc., et al., Case No. 1:21-cv-00372 (the “Stein Complaint”). On March 15, 2021, a stockholder complaint was filed in the United States District Court, District of Delaware, against us and the individual members of our Board, captioned Lee v. Glu Mobile Inc., et al., Case No. 1:21-cv-00379 (the “Lee Complaint”). On March 18, 2021, a stockholder complaint was filed in the United States District Court, Southern District of New York, against us and the individual members of our Board, captioned Slager v. Glu Mobile Inc., et al., Case No. 1:21-cv-02393 (the “Slager Complaint”). On March 19, 2021, a stockholder complaint was filed in the United States District Court, Southern District of New York, against us and the individual members of our Board, captioned Khambati v. Glu Mobile Inc., et al., Case No. 1:21-cv-02432 (the “Khambati Complaint”). On March 22, 2021, a stockholder complaint was filed in the United States District Court, Southern District of New York, against us and the individual members of our Board, captioned Powell v. Glu Mobile Inc., et al., Case No. 1:21-cv-02465 (the “Powell Complaint”). Subsequent to the mailing of the Proxy Statement on March 25, 2021, a stockholder complaint was filed in the United States District Court, District of Delaware, against us and the individual members of our Board, captioned Lawrence v. Glu Mobile Inc., et al., Case No. 1:21-cv-00438 (the “Lawrence Complaint”). On March 25, 2021, a stockholder complaint was filed in the United States District Court, Northern District of California, against us and the individual members of our Board, captioned Khambati v. Glu Mobile Inc., et al., Case No. 3:21-cv-02095 (the “Khambati California Complaint”). On March 26, 2021, a stockholder complaint was filed in the United States District Court, Eastern District of New York, against us and the individual members of our Board, captioned Rood v. Glu Mobile Inc., et al., Case No. 1:21-cv-01652 (the “Rood Complaint”). On March 31, 2021, a stockholder complaint was filed in the United States District Court, Southern District of New York, against us and the individual members of our Board, captioned Daugherty v. Glu Mobile Inc., et al., Case No. 1:21-cv-02736 (the “Daugherty Complaint”). On March 31, 2021, a stockholder complaint was filed in the United States District Court, Northern District of California, against us and the individual members of our Board, captioned Taylor v. Glu Mobile Inc., et al., Case No. 3:21-cv-02329 (the “Taylor Complaint”). On April 13, 2021, a stockholder complaint was filed in the United States District Court, Southern District of New York, against us and the individual members of our Board, captioned Rego v. Glu Mobile, Inc., Case No. 1:21-cv-03196 (the “Rego Complaint”). On April 13, 2021, a stockholder complaint was filed in the United States District Court, Eastern District of Pennsylvania, against us and the individual members of our Board, captioned Waits v. Glu Mobile, Inc., Case No. 2:21-cv-01738 (the “Waits Complaint” and collectively with the Stein Complaint, Lee Complaint, Slager Complaint, Khambati Complaint, Powell Complaint, Lawrence Complaint, Khambati California Complaint, Rood Complaint, Daugherty Complaint, Taylor Complaint, and Rego Complaint, the “Stockholder Complaints”).

Each of the Stockholder Complaints asserts that defendants violated Section 14(a) and 20(a) of the Exchange Act and certain rules and regulations promulgated thereunder by allegedly making false and misleading statements, or failing to disclose allegedly material facts necessary to make the statements made not misleading, relating to the Merger in the Proxy Statement, including allegations relating to the background of the Merger, financial projections, and analyses of financial advisors. In addition to the foregoing claims and on the basis of the same core allegations, the Slager Complaint, the Khambati California Complaint, and the Rego Complaint assert that individual members of our Board breached their fiduciary duties.

We believe that the lawsuits are without merit and intend to vigorously defend those actions. However, in light of the costs, risks and uncertainties inherent in litigation, and to furnish further information to stockholders, we are providing certain additional disclosures (“Supplemental Disclosures”) in this supplement to the Proxy Statement. The Supplemental Disclosures should not be regarded as an indication that we, Electronic Arts, or our or their respective affiliates, officers, directors or other representatives, or any recipient of this information, considered or now considers the information contained in the Supplemental Disclosures to be material; rather, we believe that the Proxy Statement disclosed all necessary information and deny that any additional disclosures are or were required under any federal or state law.

Supplemental Disclosures

We are providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

The following underlined language is added to the first full paragraph on page 30 of the Proxy Statement concerning Background of the Merger:

In August 2020, Messrs. de Masi and Earl had discussions with representatives of a number of industry participants, including Electronic Arts and parties referred to as Companies A through E, regarding the potential impact of the pending IDFA changes and other developments in the industry and potential collaboration opportunities to address the challenges and opportunities facing participants. Mr. Earl, as the Board was aware, has worked in the industry for a number of years and has existing contacts and relationships with a number of the industry participants who were contacted.

The following underlined language is added to the third full paragraph on page 30 of the Proxy Statement concerning Background of the Merger:

On August 24, 2020, Mr. Earl contacted Andrew Wilson, Chief Executive Officer of Electronic Arts, and informed Mr. Wilson that the Board was considering a process to solicit interest in an acquisition of Glu, and on August 25, 2020, Blake Jorgensen, Chief Financial Officer of Electronic Arts, informed Mr. Earl that Electronic Arts was interested in exploring an acquisition of Glu. In these discussions, the parties did not discuss any potential terms or specific timeline. Mr. Earl had worked at Electronic Arts from 2001 through 2014 and is familiar with a number of persons employed by Electronic Arts, including Mr. Wilson and Mr. Jorgensen. Mr. Earl promptly updated the Board on his discussions with Electronic Arts and received direction to continue to explore Electronic Arts’ expressed interest.

The following underlined language is added to the second full paragraph on page 31 of the Proxy Statement concerning Background of the Merger:

On September 12, 2020 and September 18, 2020, Glu entered into confidentiality agreements with Company E and Company A, respectively. Each of these confidentiality agreements, and each confidentiality agreement that we entered into with other participants in our strategic process described below, including Electronic Arts, included customary 12-month standstill provision that would expire upon the occurrence of specified events, including Glu’s entry into an agreement providing for an acquisition of Glu, and which did not include a provision prohibiting the participants in our strategic process described below from making any request that Glu waive the standstill restriction, known as a “don’t ask/don’t waive” provision.

The following underlined language is added to the second full paragraph on page 33 of the Proxy Statement concerning Background of the Merger:

Between November 2, 2020 and November 11, 2020, Messrs. Earl and Ludwig, along with representatives of Goldman Sachs and Morgan Stanley, held a series of separate meetings with representatives of Electronic Arts and Company A, Company B, Company D and Company F, respectively, at which Messrs. Earl and Ludwig provided an overview of Glu’s business and information regarding Glu’s operations, technology, games, employees, financial position and market opportunity, as well as forecasted financial information from the Three Year Studio Plan, and discussed the strategic rationale behind a potential acquisition of Glu. Electronic Arts and Company A, Company B, Company D and Company F, respectively, were each presented with the same forecasted financial information from the Three Year Studio Plan. Following these meetings, as directed by the Board, representatives of Goldman Sachs and Morgan Stanley spoke with Jeff Chaiken, the Head of Strategy and Corporate Development of Electronic Arts, and with representatives of Companies A, B, D and F regarding their respective due diligence priorities and process.

The following underlined language is added to the fourth full paragraph on page 33 of the Proxy Statement concerning Background of the Merger:

On November 6, 2020, Glu entered into engagement letters with Goldman Sachs and UBS, engaging each of Goldman Sachs and UBS as financial advisors in connection with a potential sale of Glu. Glu did not at any time request that UBS render an opinion to the Board regarding the fairness of the Merger consideration, nor did UBS at any point inform Glu that it would not be able to render any such opinion.

The following underlined language is added to the third full paragraph beginning on page 37 of the Proxy Statement concerning Background of the Merger:

On December 23, 2020, the Board met again, with members of our senior management and representatives of Goldman Sachs, Morgan Stanley and Fenwick & West present. During the meeting, representatives of Goldman Sachs and Morgan Stanley again discussed the December 21 Proposal, the status of Electronic Arts’ due diligence and the discussions to date with Company A and Company G, including Company A’s indication that it had not changed its initial proposal and would not submit a revised proposal. The representatives of Goldman Sachs and Morgan Stanley then reviewed preliminary financial analyses of Glu. The Board and representatives of Goldman Sachs and Morgan Stanley then discussed the response to the December 21 Proposal, and, following this discussion, the Board directed the representatives of Goldman Sachs and Morgan Stanley to inform Electronic Arts that the $12.00 price per share in cash proposed in the December 21, 2020 Proposal was not adequate, to counter-propose a price per share of $13.25 in cash, and to indicate to Electronic Arts that Glu would not be willing to provide access to additional members of the Glu management team for due diligence discussions unless Electronic Arts increased its per share price. The Board, management and financial and legal advisors also discussed Glu’s stand-alone operating strategy and consideration of a potential acquisition by Glu, and related risks. Representatives of Fenwick & West then reviewed the principal issues raised in the revised draft of the Merger Agreement provided by Electronic Arts, and the Board provided guidance on the response to be taken with respect to those issues. During this review, the representatives of Fenwick & West discussed with the Board the provisions of the Merger Agreement relating to the treatment of Glu’s outstanding and unvested options and restricted stock units.

The following underlined language is added to the third full paragraph of text on page 48 of the Proxy Statement concerning Goldman Sachs’ Implied Premia and Multiples:

In addition, Goldman Sachs calculated an implied equity value of Glu by multiplying $12.50 by the total number of fully diluted shares of Glu Common Stock outstanding as of February 4, 2021 of 194.2 million, calculated using information provided by Glu’s management and the treasury stock method. Goldman Sachs then calculated an implied enterprise value of Glu by deducting from the implied equity value it calculated Glu’s net cash as of December 31, 2020 of $364 million, as provided by Glu’s management.

The following underlined language is added to the second full paragraph of text on page 49 of the Proxy Statement concerning Goldman Sachs’ Illustrative Discounted Cash Flow Analysis:

Using discount rates ranging from 7.5% to 9%, reflecting estimates of Glu’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of the unlevered free cash flows to be generated by Glu for the period from 2021 to 2025, as reflected in each of the Sensitivity Case and the Studio Plan, and (ii) a range of illustrative terminal values for Glu as of December 31, 2025, calculated by applying perpetuity growth rates ranging from 1% to 3% to the estimate of the terminal year unlevered free cash flow of Glu, as reflected in each of the Sensitivity Case and the Studio Plan. Goldman Sachs also discounted to present value as of December 31, 2020, using the same discount rates, the benefits estimated by Glu’s management to be derived by Glu from its utilization of estimated net operating loss carryforwards of Glu as reflected in each of the Studio Plan and the Sensitivity Case. Goldman Sachs derived the discount rates referenced above by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including Glu’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Glu, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Glu by adding the ranges of present values it derived as described above under each of the Studio Plan and the Sensitivity Case. Goldman Sachs then added to the ranges of illustrative enterprise values it derived under each of the Studio Plan and the Sensitivity Case the net cash of Glu as of December 31, 2020 of $364 million, as provided by Glu’s management, to derive ranges of illustrative equity values for Glu under each of the Studio Plan and the Sensitivity Case. Goldman Sachs then divided the ranges of illustrative equity values it derived for Glu under each of the Studio Plan and the Sensitivity Case by the fully diluted shares of Glu Common Stock ranging from 191,372,806 to 195,686,031, based on the derived range of illustrative equity values, and calculated based on equity information provided by Glu’s management and the treasury stock method, and, applying the range of probability weightings provided by the management of Glu, at the direction of the Board, to each of the Studio Plan and the Sensitivity Case, Goldman Sachs then derived ranges of illustrative present values per share of Glu Common Stock of $9.40 to $14.60 (reflecting probability weighting of 1/3 to the Studio Plan and 2/3 to the Sensitivity Case) and $12.00 to $19.00 (reflecting probability weighting of 2/3 to the Studio Plan and 1/3 to the Sensitivity Case).

The following underlined language is added to the last full paragraph of text beginning on page 49 and continuing on page 50 of the Proxy Statement concerning Goldman Sachs’ Illustrative Present Value of Future Share Price Analysis:

Goldman Sachs derived a range of theoretical future enterprise values for Glu as of December 31 of each of 2021, 2022 and 2023, by applying a range of illustrative multiples of enterprise value to Adjusted EBITDA for the next twelve-month period, which is referred to in this section as “NTM EBITDA,” of 13x to 17x to the estimated Adjusted EBITDA for the following full year reflected in each of the Sensitivity Case and the Studio Plan. Goldman Sachs then derived a range of theoretical future values per share of Glu’s common stock as of December 31 of each of 2021, 2022 and 2023 by adding the estimated net debt of Glu as of that date and dividing the result by the estimated fully-diluted Glu Common Stock outstanding as of that date of 190,000,000, 195,700,000 and 201,571,000, respectively, all as reflected in the Sensitivity Case and the Studio Plan, as applicable. Using an illustrative discount rate of 8.5%, reflecting an estimate of Glu’s cost of equity, Goldman Sachs discounted to present value as of February 5, 2021, the range of theoretical future values per share of Glu’s common stock it derived as of December 31 of each of 2021, 2022 and 2023 under each of the Sensitivity Case and the Studio Plan.

The following underlined language is added to the first full paragraph of text on page 51 of the Proxy Statement concerning Goldman Sachs’ Selected Precedent Transactions Analysis:

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 10x to 14x to Glu’s estimated EBITDA for 2020, as provided by Glu’s management, to derive a range of implied enterprise values for Glu. Goldman Sachs added to this range of implied enterprise values Glu’s net cash as of December 31, 2020 of $364 million as provided by Glu’s management, and divided the result by the implied total number of fully diluted shares of Glu Common Stock outstanding of 188,678,963 at 10.0x and 190,833,201 at 14.0x calculated using information provided by management and the treasury stock method, to derive a range of implied values per share of Glu Common Stock of $6.00 to $7.50.

The following underlined language is added to the last full paragraph of text on page 51 of the Proxy Statement concerning Goldman Sachs’ Premia Paid Analysis:

Goldman Sachs reviewed and analyzed, using publicly available data obtained from Thomson SDC, the premia paid in 71 observed acquisitions of non-telecom, technology public targets in the United States with cash-only consideration announced during the period from January 1, 2015 through February 5, 2021 in which the target company had an implied enterprise value of $1 billion or greater including: (i) 11 such acquisitions for calendar year 2015; (ii) 17 such acquisitions for calendar year 2016; (iii) 6 such acquisitions for calendar year 2017; (iv) 16 such acquisitions for calendar year 2018; (v) 13 such acquisitions for calendar year 2019; (vi) 5 such acquisitions for calendar year 2020; and (vii) 3 such acquisitions for the period from January 1, 2021 through February 5, 2021. For the entire period and for each calendar year through December 31, 2020 and for the period from January 1, 2021 through February 5, 2021, Goldman Sachs calculated median premia, and for the entire period also the top quartile, median and bottom quartile premia, of the price paid in acquisitions announced during such period relative to (i) the target company’s share price one trading day prior to the announcement or leak of the transaction (the “undisturbed price”) and (ii) the target company’s highest closing share price over the 52-week period prior to the original announcement of the transaction. The following shows a summary of the results of the review:

	Premium to Undisturbed Price	Premium to 52-Week High
Entire Period
Top Quartile	44%	14%
Median	26%	5%
Bottom Quartile	15%	(2)%

Calendar Years
2015 median	32%	5%
2016 median	30%	2%
2017 median	25%	7%
2018 median	25%	7%
2019 median	21%	0%
2020 median	27%	3%
2021 year to date median	41%	0%

The following underlined language is added to the second full paragraph of text on page 55 of the Proxy Statement concerning Morgan Stanley’s Summary of Financial Analyses:

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the financial projections prepared by Glu’s management and which we refer to in this proxy statement as the Studio Plan, Board Plan and Sensitivity Case. These financial projections are more fully described below in the section of this proxy statement captioned “- Financial Projections.” In accordance with direction from the Board, Morgan Stanley utilized the Studio Plan, Board Plan and Sensitivity Case in its financial analyses described below but did not consider any weightings of such projections applied by Glu’s management in its financial analyses. Except as otherwise noted, Morgan Stanley utilized 194.2 million of outstanding shares of Glu common stock on a fully diluted basis applying the treasury stock method using shares, award units, options and warrants projected by Glu’s management on January 27, 2021 to be outstanding and assuming the Per Share Merger Consideration of $12.50 per share in cash, which projections included (A) 173.7 million shares outstanding of common stock, (B) 11.2 million stock options exercisable at $3.75 per share and 3.9 million PSOs exercisable at a $4.16 per share, and (C) 6.5 million RSUs, 2.5 million PSUs and 0.4 million ESPPs, and 1 million warrants exercisable at $4.46 per share and 0.1 million warrants exercisable at $4.28 per share.

The following underlined language is added to the third full paragraph of text on page 56 of the Proxy Statement concerning Morgan Stanley’s Public Trading Comparables Analysis:

Based on (i) the outstanding shares of Glu Common Stock on a fully-diluted basis, calculated by applying the treasury stock method and using inputs described under “Summary of Financial Analyses” as provided by Glu’s management, and (ii) Glu’s cash and debt as of December 31, 2020 (which were $364 million and $0, respectively), Morgan Stanley calculated the estimated implied value per share of Glu Common Stock as follows:

	AV to Estimated 2021 Adjusted EBITDA Multiple Ranges	Implied Value Per Share of Glu Common Stock ($)
Studio Plan	14.0x – 18.0x	10.70 – 13.15
Board Plan	13.0x – 17.0x	8.96 – 11.06
Sensitivity Case	12.0x – 16.0x	7.42 – 9.18

The following underlined language is added to, and the stricken language is removed from, the last paragraph of text beginning at the bottom of page 56 and the first full paragraph on page 57 of the Proxy Statement concerning Morgan Stanley’s Discounted Equity Value Analysis:

To calculate these discounted equity values, Morgan Stanley utilized calendar year 2023 adjusted EBITDA estimates under each of the Studio Plan, Board Plan and Sensitivity Case. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of aggregate value to adjusted EBITDA multiples (based on the range of aggregate value to adjusted EBITDA multiples for the comparable companies and the growth profile of Glu under each case) to these adjusted EBITDA estimates in order to reach a future implied aggregate value. Morgan Stanley then added projected net cash ~~from~~to such aggregate value (based on the calendar year 2023 adjusted EBITDA estimates, Morgan Stanley utilized a net cash amount of $618 million for the Studio Plan, $576 million for the Board Plan and $523 million for the Sensitivity Case), to reach a future implied equity value, which was then divided by Glu’s projected fully diluted share count (which was 196 million, as provided by Glu’s management on November 24, 2020, December 6, 2020, and December 8, 2020, for the Studio Plan, Board Plan and Sensitivity Case, respectively) under the treasury stock method.

In each case, Morgan Stanley then discounted the resulting implied future equity value per share to January 31, 2021, at a discount rate of 8.8 percent, which rate was selected based on Glu’s estimated cost of equity, which was arrived at by applying the capital asset pricing model, to calculate the discounted equity ~~value~~values per share ~~as follows~~. In doing so, Morgan Stanley utilized the following inputs: (1) a predicted beta of 1.28 per Alacra, (2) a risk-free rate of 1.2% based on the 10-year U.S. Treasury rate, and (3) a market rate premium of 6.0%. The calculated discounted equity values per share are as follows:

	Selected AV / Adjusted EBITDA	Implied Value Per Share of Glu
Based on Calendar Year 2023 Estimated Adjusted EBITDA	Multiple Ranges	Common Stock ($)
Studio Plan	14.0x – 18.0x	17.05 – 21.15
Board Plan	13.0x – 17.0x	13.90 – 17.40
Sensitivity Case	12.0x – 16.0x	8.32 – 10.33

The following underlined language is added to the third and fourth full paragraphs on page 57 of the Proxy Statement concerning Morgan Stanley’s Discounted Cash Flow Analysis:

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as adjusted EBITDA less (1) stock-based compensation expense, (2) taxes (including the impact of net operating losses) and (3) capital expenditures and plus or minus changes in net working capital. Each of the Studio Plan, Board Plan and Sensitivity Case included (1) estimates prepared by Glu’s management through 2025, (2) the respective terminal values, which ranged from $2.588 billion to $4.745 billion in connection with the Studio Plan, $2.128 billion to $3.901 billion in connection with the Board Plan and $929 million to $1.703 billion in connection with the Sensitivity Case, and were prepared by Morgan Stanley and reviewed and approved by Glu for use by Morgan Stanley, and (3) certain tax attributes. The free cash flows and terminal values were discounted, using a mid-year convention, to present values as of January 31, 2021 at a discount rate ranging from 7.8 percent to 9.8 percent, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Glu’s estimated cost of equity determined by the application of the capital asset pricing model, and utilizing the inputs described above under “Discounted Equity Value Analysis.”

Based on (i) the outstanding shares of Glu Common Stock on a fully-diluted basis, calculated by applying the treasury stock method and using inputs described under “Summary of Financial Analyses” as provided by Glu’s management, and (ii) Glu’s cash and debt as of December 31, 2020 (which were $364 million and $0, respectively), Morgan Stanley calculated the estimated implied value per share of Glu Common Stock as follows:

Implied Value Per Glu Share of Common Stock ($)
Studio Plan	13.61 – 22.25
Board Plan	11.61 – 18.72
Sensitivity Case	6.52 – 9.63

The following paragraph and table replaces the first full paragraph and table on page 58 of the Proxy Statement concerning Morgan Stanley’s Precedent Transactions Analysis:

The following table summarizes Morgan Stanley’s analysis:

Selected Gaming Transactions (Target / Acquiror):	Date Announced	Date Closed	AV/LTM EBITDA		AV of Transaction ($Bn)
Big Fish Games, Inc. / Aristocrat Leisure Australia Pty Ltd.	11/30/2017	01/09/2018	11.9	x	1.0
Codemasters Software Company Ltd. / Electronic Arts	12/13/2020	02/18/2021	29.9	x	1.2
Double Down Interactive LLC / DoubleU Games Co., Ltd.	4/17/2017	06/01/2017	10.5	x	0.8
King.com Ltd. / Activision Blizzard, Inc.	11/2/2015	02/23/2016	5.6	x	4.9
Playtika Ltd. / Giant Network Group Co., Ltd.	7/30/2016	09/23/2016	13.0	x	4.4
LeYou Technologies Holding Ltd. / Tencent Holdings Ltd.	8/27/2020	12/21/2020	15.8	x	1.4
Supercell Oy / Tencent Holdings Ltd.	6/21/2016	09/30/2016	9.8	x	9.4
Mean	—	—	13.8	x	—
Median	—	—	11.9	x	—

The following paragraph and table replaces the fourth full paragraph on page 59 of the Proxy Statement concerning Morgan Stanley’s Other Information – Equity Research Analysts’ Future Price Targets:

Morgan Stanley noted certain future public market trading price targets for Glu Common Stock prepared and published by twelve equity research analysts prior to February 5, 2021 (the last full trading day prior to the meeting of the Board to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger), which are publicly available. These targets reflected each analyst’s estimate of the future public market trading price of Glu Common Stock. The range of undiscounted analyst price targets for the Glu Common Stock was $10.00 to $14.25 per share as of various dates ranging from November 6, 2020 to January 28, 2021. In addition, the mean undiscounted analyst price target for Glu Common Stock was $11.58, the high undiscounted analyst price target for Glu Common Stock was $14.25 and the low undiscounted analyst price target for Glu Common Stock was $10.00. Morgan Stanley discounted the range of analyst price targets per share for the Glu Common Stock by one year at a rate of 8.8 percent, which discount rate was selected by Morgan Stanley, upon the application of its professional judgment and experience and determined in the manner described above under the heading “Discounted Equity Value Analysis,” to reflect Glu’s cost of equity. This analysis indicated an implied range of equity values for Glu Common Stock of $9.12 to $13.00 per share, as discounted by one year based on undiscounted analyst price targets, as of February 5, 2021 (the last full trading day prior to the meeting of the Board to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger).

The following underlined language is added to, and the stricken language is removed from, the first full paragraph of text on page 61 of the Proxy Statement concerning Morgan Stanley’s General disclosures:

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for Glu and have received aggregate fees of approximately $2.4 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided ~~equity~~ financing services for Electronic Arts and have received aggregate fees of ~~approximately~~less than $1 million in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Electronic Arts and Glu and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

The following underlined language is added to the third full paragraph on page 61 of the Proxy Statement concerning Financial Projections:

The Projections are forward-looking statements. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the section captioned “Forward-Looking Information.” Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by Glu with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Glu’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Glu’s control. The Projections reflect assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the Projections include assumptions relating to bookings from our game titles, including the contribution of new titles and key existing core titles, as well as levels of expenditures. The Projections cover several years and such information by its nature becomes less reliable with each successive year. The Projections were prepared on a standalone basis without giving effect to the Merger. The Projections do not take into account the effect of any potential investments in or acquisitions of other companies or businesses by Glu. Furthermore, the Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.

The following table and footnotes replace the first table and footnotes on the bottom of page 62 and the top of page 63 of the Proxy Statement in its entirety concerning Financial Projections – Studio Plan:

	2021E	2022E	2023E	2024E	2025E
Bookings(1)	$700	$854	$1,025	$1,210	$1,403
Gross profit	472	581	701	829	967
Total operating expenses	(356)	(411)	(473)	(558)	(647)
Net income	58	112	133	161	197
Adjusted EBITDA(2)	122	176	236	281	331
Depreciation and amortization	(7)	(7)	(8)	(10)	(11)
Stock-based compensation	(30)	(31)	(33)	(35)	(36)
Capital expenditures	(3)	(6)	(8)	(10)	(12)
Decrease (increase) in net working capital	(32)	7	(15)	(15)	(15)
Taxes(3)	(2)	0	(33)	(43)	(52)
Unlevered free cash flow (excluding NOL impact)(4)	39	117	139	172	208
Unlevered free cash flow (including NOL impact)(4)	56	146	147	179	215

(1)	Bookings is a non-GAAP financial measure that is equal to the total revenue we recognize in a given period, plus the net change in deferred revenue during the period.

(2)	Adjusted EBITDA is defined as GAAP income adjusted for changes in deferred revenue and changes in deferred platform commissions and changes in deferred royalties, and adding back depreciation, amortization of intangible assets and stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity.

(3)	Tax expense is net of the utilization of net operating losses generated in the past and in years in which net losses are projected, which are applied to offset projected taxable income. Tax expense was forecast to be reduced by $18 million in each of 2021 and 2022 through application of net operating losses, and the amounts of tax expense presented are net of the effect of that benefit.

(4)	Unlevered free cash flow consists of Adjusted EBITDA minus stock-based compensation, income tax provision, capital expenditures and plus or minus changes in net working capital. Unlevered free cash flow is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity. Unlevered free cash flow (excluding NOL impact) reflects application of Glu’s U.S. marginal tax rate to cash flow and excludes the impact of net operating loss carry forwards. Unlevered free cash flow (including NOL impact) reflects application of Glu’s U.S. effective tax rate to cash flow and includes the impact of the assumed utilization of net operating loss carry forwards.

The following table and footnotes replace the first table and footnotes on page 63 of the Proxy Statement in its entirety concerning Financial Projections – Board Plan:

	2021E	2022E	2023E	2024E	2025E
Bookings(1)	$680	$803	$931	$1,061	$1,189
Gross profit	460	542	634	728	819
Total operating expenses	(361)	(396)	(439)	(489)	(548)
Net income	43	95	119	142	167
Adjusted EBITDA(2)	104	153	202	247	281
Depreciation and amortization	(7)	(7)	(7)	(8)	(10)
Stock-based compensation	(30)	(31)	(33)	(35)	(36)
Capital expenditure	(6)	(6)	(8)	(10)	(12)
Decrease (increase) in net working capital	(10)	(12)	(11)	(11)	(10)
Taxes(3)	(2)	0	(20)	(38)	(45)
Unlevered free cash flow (including NOL impact)(4)	57	104	130	153	178

(1)	Bookings is a non-GAAP financial measure that is equal to the total revenue we recognize in a given period, plus the net change in deferred revenue during the period.

(2)	Adjusted EBITDA is defined as GAAP income adjusted for changes in deferred revenue and changes in deferred platform commissions and changes in deferred royalties, and adding back depreciation, amortization of intangible assets and stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity.

(3)	Tax expense is net of the utilization of net operating losses generated in the past and in years in which net losses are projected, which are applied to offset projected taxable income.

(4)	Unlevered free cash flow (including NOL impact) reflects application of Glu’s U.S. effective tax rate to cash flow and includes the impact of the assumed utilization of net operating loss carry forwards. The Board Plan did not include a projection of unlevered free cash flow that excluded the impact of net operating loss carry forwards.

The following table and footnotes replace the first table and footnotes on page 64 of the Proxy Statement in its entirety concerning Financial Projections – Sensitivity Case:

	2021E	2022E	2023E	2024E	2025E
Bookings(1)	$584	$637	$688	$736	$780
Gross profit	387	422	460	496	528
Total operating expenses	(305)	(326)	(349)	(367)	(384)
Net Income	44	56	68	70	78
Adjusted EBITDA(2)	88	102	116	134	150
Depreciation and amortization	(7)	(6)	(6)	(6)	(6)
Stock-based compensation	(30)	(31)	(33)	(35)	(36)
Capital expenditure	(6)	(6)	(8)	(10)	(12)
Decrease (increase) in net working capital	(3)	(4)	(4)	(4)	(4)
Taxes(3)	(2)	0	0	(15)	(21)
Unlevered free cash flow (excluding NOL impact)(4)	38	46	55	66	75
Unlevered free cash flow (including NOL impact)(4)	47	60	71	71	77

(1)	Bookings is a non-GAAP financial measure that is equal to the total revenue we recognize in a given period, plus the net change in deferred revenue during the period.

(2)	Adjusted EBITDA is defined as GAAP income adjusted for changes in deferred revenue and changes in deferred platform commissions and changes in deferred royalties, and adding back depreciation, amortization of intangible assets and stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity.

(3)	Tax expense is net of the utilization of net operating losses generated in the past and in years in which net losses are projected, which are applied to offset projected taxable income. Tax expense was forecast to be reduced by $11 million in 2021, $14 million in 2022 and $11 million in 2023 through application of net operating losses, and the amounts of tax expense presented are net of the effect of that benefit.

(4)	Unlevered free cash flow consists of Adjusted EBITDA minus stock-based compensation, income tax provision, capital expenditures and plus or minus changes in net working capital. Unlevered free cash flow is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity. Unlevered free cash flow (excluding NOL impact) reflects application of Glu’s U.S. marginal tax rate to cash flow and excludes the impact of net operating loss carry forwards. Unlevered free cash flow (including NOL impact) reflects application of Glu’s U.S. effective tax rate to cash flow and includes the impact of the assumed utilization of net operating loss carry forwards.